Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exeter Finance Corporation:

We consent to the use of our report dated December 17, 2018, with respect to the balance sheet of Exeter Finance Corporation as of September 30, 2018 and the related notes (collectively, the financial statement), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

February 7, 2019